Pricing Supplement Dated March 26, 1996     Rule 424(b)(2)
                                            File No. 33-55295
(To Prospectus dated November 23, 1994 and
Prospectus Supplement dated December 7, 1994)

THE CHASE MANHATTAN CORPORATION
Senior Medium-Term Notes, Series B
(U.S. $ Fixed Rate)
__________________________________________________________________
Trade Date: March 26, 1996     Original Issue Date: March 29, 1996
Principal Amount:$49,995,000   Net Proceeds to Issuer:$49,952,000
Issue Price:       99.99%      Agent's Capacity:
Selling   Agent's          x   Principal Basis Agency Basis
  Commission/Discount: $43,000 Interest Payment Dates:
Interest  Rate:   6.85 %       each April 15th and October 15th and
Maturity Date:  March 29, 2006     at maturity
__________________________________________________________________
Form:
          x  Book-Entry
             Certificated
Redemption:
          x  The Notes cannot be redeemed prior to maturity
             The Notes may be redeemed prior to maturity
             Initial Redemption Date:  N/A
             Initial Redemption Percentage: N/A %
             Annual Redemption Percentage Reduction: N/A %
Repayment:
           x      The Notes cannot be repaid prior to maturity
                  The Notes can be repaid prior to maturity at the
                  option of the holder of the Notes
          Optional Repayment Date: N/A
          Optional Repayment Price: N/A%
Discount Note:     Yes          x  No

The Chase Manhattan Corporation and Chemical Banking Corporation
entered  into an Agreement and Plan of Merger dated as of  August
27, 1995.   On  December 11, 1995 the stockholders of both  companies
approved the merger which will be effective on March 31, 1996. Information concerning the merger is contained in the Joint Proxy Statement/Prospectus dated as of October 31, 1995.

       X   Chase Securities, Inc.
                  Bear, Stearns & Co. Inc.
                      CS First Boston
                        Goldman, Sachs & Co.
                            Lehman Brothers
                               Merrill Lynch & Co.
                                  Morgan Stanley & Co.Incorporated
                                       Salomon Brothers Inc
67911